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                                  Exhibit 99.1


                          Fulton Financial Corporation
                                 (Logo Omitted)



FOR IMMEDIATE RELEASE                         Contact: Laura J. Wakeley
Full text available on PR Newswire            Office: 717-291-2616

Fulton Financial net income per share up 6.7% in second quarter

     (July 15) - Lancaster, PA -- Fulton Financial Corp. (Nasdaq: FULT) earned $34.1 million in the second quarter of 2003, resulting in a 6.7 percent increase in diluted net income per share, up to 32 cents in 2003 from 30 cents in 2002. Net income increased 3.2 percent over the $33.0 million reported for the second quarter of 2002. Annualized return on average assets was 1.62 percent for the quarter and annualized return on average equity was 15.79 percent.

     The Lancaster, Pennsylvania-based financial holding company reported net income of $68.1 million for the six months ended June 30, 2003, a 4.4 percent increase over the same period in 2002. Net income per share for the first six months of 2003 increased to 64 cents, a 6.7 percent increase over the 60 cents reported in 2002.

     "Our unprecedented mortgage refinance activity continued to contribute significantly to our other income growth, as did the contribution of Fulton Financial Advisors due to improving trends in the equity markets," said Rufus A. Fulton, Jr., chairman and chief executive officer. "Positive equity market trends also bolstered the value of our bank stock portfolio and resulted in increased security gains. The economic and interest rate environments continued to be challenging from the standpoint of both overall loan growth and net interest margin. Asset quality remained strong and other expenses remained well controlled."

     Other income increased $5.0 million, or 20.1 percent, to $29.7 million in the second quarter of 2003, driven by mortgage loan sales which resulted in a
110.0 percent increase in mortgage banking income, and investment management and trust services, which increased 16.2 percent.

     Total deposits increased 6.8 percent to $6.4 billion at June 30, 2003, compared to $6.0 billion at June 30, 2002. Demand and savings accounts increased $503 million, or 14.4 percent, to $4.0 billion, while time deposits decreased $95 million, or 3.7 percent, to $2.4 billion.

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     Loans, net of unearned income, totaled $5.4 billion at both June 30, 2003 and 2002. Commercial loans and mortgages increased $272 million, or 8.3 percent, while residential mortgages decreased $246 million, or 32.9 percent, due to refinance activity and sales of loans into the secondary market.

     Net interest income decreased $5.2 million, or 6.5 percent, compared to the second quarter of 2002. Fulton Financial's net interest margin was 3.91% for the second quarter of 2003 and 4.48% for the same period in 2002. The decline resulted from average yields on earning assets decreasing further than the average cost of deposits.

     Non-performing assets were 0.45 percent of total assets at June 30, 2003 and 0.42 percent of total assets at June 30, 2002, reflecting consistent high credit quality. Annualized net charge-offs for the quarter ended June 30, 2003 were 0.15 percent of average total loans, compared to 0.14 percent for the same period of 2002. For the six months ended June 30, 2003, net charge-offs were
0.19 percent of average loans, compared to 0.17 percent for 2002.

     Other expenses increased $1.6 million, or 2.8 percent, to $58.1 million in the second quarter of 2003, compared to $56.5 million in the same period of 2002. Salaries and benefits expenses increased 5.8 percent due to growth and higher costs for health and retirement benefits. This increase was offset by lower other operating expenses.

     Fulton Financial Corporation is an $8.6 billion Lancaster, Pennsylvania-based financial holding company which operates 190 banking offices in Pennsylvania, Maryland, Delaware and New Jersey through the following affiliates: Fulton Bank, Lancaster, PA; Lebanon Valley Farmers Bank, Lebanon, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Hagerstown Trust, Hagerstown, MD; Delaware National Bank, Georgetown, DE; The Bank, Woodbury, NJ; The Peoples Bank of Elkton, Elkton, MD, and Skylands Community Bank, Hackettstown, NJ.

     The Corporation's financial services affiliates include Fulton Financial Advisors, N.A., Lancaster, PA; Fulton Insurance Services Group, Inc. Lancaster, PA; and Dearden, Maguire, Weaver and Barrett, LLP, West Conshohocken, PA.

     Residential mortgage lending is offered by all banks through Fulton Mortgage Company.

     In January, the Corporation announced that it will acquire Premier Bancorp, Inc., headquartered in Doylestown, Bucks County, Pennsylvania. Premier Bancorp's banking subsidiary, Premier Bank, with approximately $600 million in assets, operates eight community banking offices in Bucks, Northampton and Montgomery counties. Premier shareholders

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approved the acquisition on July 10. The acquisition is expected to be completed in the third quarter of this year.

     Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.

Safe Harbor Statement:

This news release may contain forward-looking statements about Fulton Financial Corporation's future financial performance. Forward-looking statements are encouraged by the Private Securities Litigation Reform Act of 1995.

Such forward-looking information is based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: pricing pressures on loans and deposits, actions of bank and non-bank competitors, changes in local and national economic conditions, changes in regulatory requirements, actions of the Federal Reserve Board, the Corporation's success in merger and acquisition integration, and customers' acceptance of the Corporation's products and services.


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2003

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